                                                                     Ex.99.b.10c

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Pre-Effective Amendment No. 2 to the Registration Statement No. 333-61761 and 811-08963 of TIAA-CREF Separate Account VA-1 (VA-1) on Form N-4, of our report dated March 11, 1997 relating to the financial statements of TIAA Life Insurance Company (TIAA Life) (now known as TIAA-CREF Life Insurance Company) included in the statement of additional information, which is a part of such Registration Statement. Such report expresses our opinion that the financial statements present fairly, in all material respects, the statutory financial position of TIAA Life at December 31, 1996 and the result of its operations, changes in its capital and surplus, and its cash flows for the period from December 18, 1996 (Commencement of Operations) to December 31, 1996, on the basis of statutory accounting practices, a comprehensive basis of accounting described in Note 2 of those financial statements, and not in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
December 21, 1998